Ross Miller Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Exhibit 4.2

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.

Name of corporation:

Voyant International Corporation

2.

Stockholder approval pursuant to statute has been obtained.

3.

The class or series of stock being amended:

Series A Convertible Preferred Stock

4.

By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 2 of the certificate of designation is hereby amended by deleting Paragraph A, which provides as follows:

“A. Two thousand (2,000) of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred”).

“A. Three thousand (3,000) of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred”).

5.

Effective date of filing (Optional):

                                                                               (must not be later than 90 days after the certificate is filed)

6.

Officer Signature (Required): X

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.1955 After Issue 2007 Revised on: 01/01/07